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Exhibit 99.4

September 1, 2011

ILFC Holdings, Inc.
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067

Dear Board of Directors of ILFC Holdings, Inc.:

        It is my understanding that ILFC Holdings, Inc., a Delaware corporation (the "Company"), will file a Registration Statement on Form S-1 (the "Registration Statement") on September 1, 2011, in connection with the anticipated sale of the Company's common stock, par value $0.01 per share (the "Common Stock"), by the selling stockholder identified in the prospectus contained in the Registration Statement. This sale of Common Stock will be the initial public offering of the Company's Common Stock. The Company has requested that I be named as a nominee to its board of directors upon the listing of the Common Stock on the New York Stock Exchange ("NYSE").

        I hereby consent to (1) being named in the Registration Statement and the prospectus contained therein, as may be amended from time to time, as a nominee to the board of directors of the Company upon the listing of the Common Stock on the NYSE, and (2) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto, and I hereby accept my selection as a director of the Company if so chosen.

Sincerely,
By:	/s/ William N. Dooley
Name:	William N. Dooley

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  Exhibit 99.4